Exhibit 11.1

Consent

We hereby consent to the inclusion of our report dated March 16, 2022 relating to the consolidated financial statements of Delhi Bank Corp. and Subsidiary as of December 31, 2021 and 2020 and for the years then ended, included in Post-Qualification Amendment No. 4 to the Regulation A Offering Statement on Form 1-A dated March 16, 2022 filed with the U.S. Securities and Exchange Commission.

/s/ Baker Tilly US, LLP

Wilkes-Barre, Pennsylvania

March 16, 2022